(English Translation of the Original Contract in Chinese)
Exhibit 4.32
Equity Transfer Agreement
This Equity Transfer Agreement (this “Agreement”) is entered into by and among the following parties in Shanghai City on November 16, 2009:
Transferor:   Wang Guoyu (“Party A”)
Address:  Room 302, No. 52, Lane 880, Cangyuan Road, Minhang District, Shanghai
Transferee:   Jiangsu Linyang Solarfun Co., Ltd. (“Party B”)
Address:  666 Linyang Road, Qidong Economic Development Zone, Jiangsu Province
Shanghai Linyang Solar Technology Co., Ltd. (the “Target”) has a registered capital of RMB5 million, of which Party A contributed RMB100,000, 2% of the total registered capital. The Parties hereby agree as follows after friendly negotiations:
Article 1   Subject of the Equity Transfer and Purchase Price
(i)	Party A agrees to transfer the 2% equity interest of the Target for consideration of RMB100,000.

(ii)	All the rights affiliated with the equity interest shall be transferred together with the equity interest.

(iii)	Within 30 days upon the execution of this Agreement, Party B shall pay the total equity purchase price.
Article 2   Undertakings and Warranties
Party A warrants that Party A lawfully owns the equity interest to be transferred to Party B under Article 1. Party A has the right to dispose with full force and effect. Party A also warrants that the equity interest to be transferred is free from any mortgage or any claim by third parties.
Article 3   Default Liabilities
None
Article 4   Dispute Resolution
This Agreement shall be governed by the laws of the People’s Republic of China. Any dispute arising from this Agreement shall be settled through friendly consultations between the Parties. Any dispute that fails to be settled through such consultations shall be submitted to Shanghai Arbitration Commission for arbitration or the PRC courts for adjudication.

Article 5   Miscellaneous
(i)	This Agreement shall be made in four counterparts, with one for each Party, two for the Target.

(ii)	This Agreement shall become effective upon the execution.

Party A: /s/ Guoyu Wang	Party B: Jiangsu Linyang Solarfun Co., Ltd. (Seal affixed)
November 16, 2009